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                                                                   EXHIBIT 99.1
                                                                   ------------

         Material Sciences Corporation Selects Deloitte & Touche LLP As
                               Independent Auditor

         ELK GROVE VILLAGE, IL, May 23, 2002 -- Material Sciences Corporation (NYSE:MSC), a leading provider of materials-based solutions for electronic, acoustical/thermal, and coated metal applications, announced today that the Audit Committee of the Board of Directors, after careful consideration, has engaged Deloitte & Touche LLP to replace Arthur Andersen LLP as its independent public accountant. The selection follows a thorough review process in which MSC solicited proposals from other leading accounting firms amid growing concern about the impact of recent events on Andersen's ability to continue to meet MSC's requirements.

         "The current Andersen team on MSC's account has done a very professional job," said Gerald G. Nadig, MSC chairman, president and chief executive officer. "However, once it became clear that Andersen's viability as an audit firm was in jeopardy, our Board of Directors and Audit Committee took the necessary steps to end the audit relationship and to engage a new firm that can meet our needs and best serve our shareowners."

         "We are pleased with the selection of Deloitte & Touche to serve as MSC's auditor and are confident that the firm will provide MSC and its shareowners with outstanding service," Nadig added.

         Material Sciences Corporation is a leading provider of materials-based solutions for electronic, acoustical/thermal, and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC's stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor's SmallCap 600 Index.